UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Cavco Industries, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cavco
INDUSTRIES, INC.

BAKER

2020 NOTICE OF ANNUAL MEETING & PROXY STATEMENT

CavcoTM INDUSTRIES, INC. 2020 NOTICE OF ANNUAL MEETING and PROXY STATEMENT

June 15, 2020

Dear Fellow Shareholders:

I am pleased to invite you to attend the Cavco Industries, Inc. (“Cavco”) 2020 Annual Meeting of Shareholders, scheduled for July 28, 2020. It will be held at Cavco’s corporate offices located at 3636 North Central Avenue, Phoenix, Arizona 85012. The meeting will begin promptly at 9:00 AM (MST). With the evolving concerns related to COVID-19 and public health authority recommendations, the meeting is subject to change and could evolve into a virtual meeting. In such an instance, Cavco will notify all Shareholders of the changes and it will provide updates on the company’s Investor Relations section of the Cavco website at https://investor.cavco.com/. Cavco’s first priority remains the health and safety of its Shareholders, employees and communities.

The attached Notice of Annual Meeting of Shareholders and Definitive Proxy Statement provides all the requisite information concerning all business to be conducted at the meeting. It also describes how the Board operates, gives information about the Director candidates and provides other items of business to be conducted at the meeting.

Cavco financial information is provided separately in the 2020 Annual Report enclosed with the proxy materials or made available online to all Shareholders.

Fiscal 2020 was a year of significant positive change at Cavco. As the company’s long-term strategy evolves, so do the skills and attributes the Board seeks in its Director nominees. In the past year, the Board expanded to seven members and elected two new Directors whose skills, qualifications and experiences will enable them to meaningfully contribute in shaping Cavco’s long-term business strategy for the considerable future. It is the Board’s goal to maintain at all times an appropriate balance of tenure, diversity and viewpoints.

Most importantly, Cavco believes in strong corporate governance and an ethical culture. The Directors and executive leadership are focused on advancing a culture of integrity, honesty and fairness.

Your vote is extremely important and Cavco wants all Shareholders to be represented at the meeting. Please vote your shares using the Internet, telephone or enclosed proxy card. A summary of the 2020 Proxy Voting Results will be available at https://www.cavco.com after the meeting.

On behalf of the Cavco Board of Directors and all Cavco employees, thank you for being a Cavco shareholder as well as your continued support of the company.

Sincerely,

Steven G. Bunger

Independent Chairman of the Board of Directors

Notice of Annual Meeting of Shareholders of Cavco Industries, Inc.

Date:	July 28, 2020

Time:	9:00 AM (MST)

Place:	Cavco Industries, Inc.
3636 North Central Avenue
Suite 1200
Phoenix, Arizona 85012

Items of Business:	1.	To elect two Directors to the Class II Director group to serve until the Annual Meeting of Shareholders in 2023, or until their successors have been elected and qualified;

	2.	To approve the compensation of the Company’s named executive officers on an advisory basis;

	3.	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2021; and

	4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Annual Report:	The Annual Report on Form 10-K is enclosed and may also be viewed on the Company’s website at https://investor.cavco.com/annualmeeting.

Who Can Vote:	You can vote if you were a shareholder of record at the close of business on June 1, 2020.

By Order of the Board of Directors

Mickey R. Dragash
Executive Vice President, General Counsel,
Corporate Secretary & Chief Compliance Officer

To ensure representation of your shares at the annual meeting, you must vote and submit the proxy by: (1) telephone; (2) the Internet; or (3) mail in the manner described in the accompanying proxy. The deadline for voting by telephone or online is 11:59 PM (EDT) on July 27, 2020. If voting by mail, all proxies must be received before the annual meeting.

Cavco Industries, Inc.

2020 Proxy Statement

CAVCO INDUSTRIES, INC.

PROXY STATEMENT

Annual Meeting of Shareholders to be held July 28, 2020

Introduction

The accompanying proxy, mailed together with this definitive proxy statement (collectively, the “proxy”), is solicited by and on behalf of the Board of Directors (the “Board”) of Cavco Industries, Inc. (“Cavco” or the “Company”), a Delaware corporation, for use at the Annual Meeting of Shareholders (the “annual meeting”) of Cavco to be held on July 28, 2020, at 9:00 AM (MST), and at any adjournment thereof. The mailing address of the Company’s corporate offices is: 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JULY 28, 2020:

The notice of meeting, proxy statement, annual report and proxy card are available at www.proxyvote.com.

Purposes of the Annual Meeting

At the annual meeting, the Company will ask its shareholders to:

1.	Elect two Directors comprising a class of Directors to serve until the Annual Meeting of Shareholders in 2023, or until their successors have been elected and qualified;
2.	Approve the compensation of the Company’s named executive officers on an advisory basis;
3.	Ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2021; and
4.	Transact any other business that may be properly presented at the annual meeting and any adjournment thereof.

Our Board does not know of any matters that may be acted upon at the annual meeting other than those matters set forth above and in the subsequent pages.

This Proxy Statement will be available on the Internet, and the Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to shareholders, beginning on or about June 15, 2020.

YOUR VOTE IS IMPORTANT! YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL, TELEPHONE OR VIA THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

1	www.cavco.com

About the Meeting: Frequently Asked Questions

Q.	Why Did I Receive These Proxy Materials?
A.

You received these proxy materials because you were a shareholder of Cavco stock as of June 1, 2020, the record date fixed by the Board. Therefore, you are entitled to receive notice of the Annual Meeting and to vote on matters presented at the Annual Meeting that will be held on July 28, 2020.

Q.	Why Did I Receive a Notice Instead of a Full Set of Proxy Materials?
A.

The Securities and Exchange Commission (“SEC”) allows Cavco to make these proxy materials, including this Proxy Statement and the Company’s Annual Report to Shareholders, which includes a copy of Form 10-K, available electronically via the internet at www.proxyvote.com. On or about June 15, 2020, Cavco mailed you a Notice containing instructions for accessing this Proxy Statement and our Annual Report for voting over the internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you would like a printed copy of Cavco’s proxy materials, please follow the instructions for requesting printed materials in the Notice.

Q.	Who Can Vote?
A.

Record shareholders of common stock, par value $0.01 per share, of Cavco at the close of business on June 1, 2020. On that date, the issued and outstanding capital stock of Cavco entitled to vote at the annual meeting consisted of 9,173,242 shares of common stock. Each shareholder will be entitled to one vote per share on the election of Directors and each other matter that is described above or that may be properly brought before the meeting. Shares that may be voted include shares that are held: (1) directly by the shareholder of record; or (2) beneficially through a broker, bank or other nominee.

Q.	What is the Difference between Holding Shares as a “Registered Owner” or a “Beneficial Owner”?
A.

Most of Cavco’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

Registered Owners — If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record with respect to those shares. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting.

Beneficial Owners — If your shares are held in a brokerage account, bank or by another nominee, you are with respect to those shares the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote those shares at the annual meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the shareholder of record) giving you the right to vote the shares.

2020 Proxy Statement	2

About The Meeting

Q.What is a “Broker Non-Vote”?

A.

Generally, a broker non-vote occurs when a broker, bank or other nominee that holds shares in street name for a customer is precluded from exercising voting discretion on a particular proposal because the: (i) beneficial owner has not provided instructions on how to vote; and (ii) such broker, bank or other nominee lacks discretionary voting power to vote on such issues. Accordingly, a broker, bank or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

Q.	What Constitutes a Quorum for the Annual Meeting?
A.

The holders of a majority of shares entitled to vote on June 1, 2020, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Cavco will count abstentions and broker non-votes as present for the purpose of determining the presence or absence of a quorum.

In the event the requisite votes for approval of the matters to be considered at the annual meeting are not received prior to the annual meeting date, the Company may postpone or adjourn the annual meeting in order to solicit additional votes. The form of proxy being solicited by this proxy statement provides the authority for the proxy holders, in their discretion, to vote the shareholders’ shares with respect to a postponement or adjournment of the annual meeting. At any postponed or adjourned meeting, proxies received pursuant to this proxy statement will be voted in the same manner described in this proxy statement with respect to the original meeting.

Q.	What Items will be Voted on at the Annual Meeting and What is the Required Vote to Approve Each Item?
A.

Proposal No. 1 (Election of Directors): In order to be elected as a Director, a nominee must receive an affirmative vote of the majority of votes cast with respect to that Director nominee’s election, which means the number of votes cast “FOR” a Director nominee’s election must exceed the number of votes cast “AGAINST” that Director nominee’s election. Abstentions and broker non-votes are not treated as votes cast and will have no effect on Proposal No. 1.

Proposal No. 2 (Advisory Vote on the Compensation of the Named Executive Officers): The affirmative vote of the holders of a majority of the shares entitled to vote and represented by person or by proxy at the Annual Meeting is required for approval. Abstentions will have the effect of a vote against Proposal No. 2. Broker non-votes will not be treated as entitled to vote on the proposal and will have no effect on Proposal No. 2.

Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm): An affirmative vote of the majority of votes cast is required to approve Proposal No. 3. Abstentions are not treated as votes cast and will have no effect on Proposal No. 3.

Q.	Will there be Other Items to be voted on at the Annual Meeting?
A.

Cavco is not aware of any other matters that may come before the Board at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their best judgment.

Q.	How will Proxies be voted at the Annual Meeting?
A.

If you are a registered owner, your shares represented by valid proxies received by telephone, via the Internet or by mail will be voted at the annual meeting in accordance with the directions given. If no specific choice is indicated, the shares represented by all valid proxies received will be voted:

3	www.cavco.com

About The Meeting

(i) FOR the election of the two (2) nominees for Director named in the proxy; (ii) FOR approval of the advisory vote on the compensation of our named executive officers; and (iii) FOR the ratification of the appointment of RSM US LLP ("RSM") as the Company’s independent registered public accounting firm for fiscal year 2021. In the event you specify a different choice by means of the enclosed proxy, your shares will be voted in accordance with those instructions.

If you hold your shares in “street name”, the record holder does not have discretionary voting power with respect to non-routine matters absent specific voting instructions from you. Other than the proposal to ratify the appointment of RSM, all of the proposals at this year’s annual meeting are considered non-routine matters. Therefore, your shares will not be voted without your specific instructions on those non-routine matters, resulting in a broker non-vote. If you provide voting instructions to the record holder of your shares, the record holder will vote in accordance with the instructions given. The record holder of your shares will, however, continue to have the ability to vote your shares in its discretion on the ratification of Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm) if you do not otherwise provide voting instructions.

Q.	How do I Cast a Vote?
A.

Shareholders can vote their shares of common stock at the annual meeting by: (1) telephone; (2) via the Internet; (3) completing, signing, dating and returning the proxy or voting instruction card in the enclosed envelope; or (4) in person at the Annual Meeting.

Q.	Can I Change my Mind after I vote?
A.	You have the unconditional right to revoke your proxy at any time prior to tabulation. To revoke your proxy, you must:
•

Submit written notice of revocation to Cavco’s Corporate Secretary: Mickey R. Dragash, General Counsel & Secretary, Cavco Industries, Inc., 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012;

•	Mail a new proxy card dated after the date of the proxy you wish to revoke to Cavco’s Corporate Secretary at the address listed above;
•	Submit a later-dated proxy over the internet or by telephone in accordance with the instructions provided for therein; or
•	If you are a shareholder of record or you obtain a legal proxy from your broker, trustee or nominee, as applicable, you may attend the Annual Meeting and vote in-person.
•

If your proxy is not revoked, Cavco will vote your shares at the Annual Meeting in accordance with your instructions indicated on the proxy card or, if submitted over the internet or by telephone, as indicated therein.

Q.	Who Bears the Expense of the Proxy Solicitation?
A.

The Company will bear all proxy solicitation costs. In addition to solicitations by mail, Cavco’s Directors, Officers and employees, without additional remuneration, may solicit proxies by telephone, fax, electronic transmission and personal interviews.

Q.	What do I Need to do Now?
A.	You should carefully read and consider all the information contained in this Proxy Statement. It contains important information about Cavco that you should consider before voting.

2020 Proxy Statement	4

Stock Ownership

The Board and Management

The following table sets forth information with respect to the beneficial ownership of shares of Cavco common stock by each Director, Director nominee and Named Executive Officer of the Company (“NEO”), individually itemized, and by all Directors, Director nominees and executive officers of Cavco as a group. The percentages of class amounts set forth in the table below are based upon 9,173,242 shares of common stock outstanding on June 1, 2020 and 109,922 shares for options and restricted shares vesting within 60 days of June 1, 2020. Except as otherwise indicated, all shares are owned directly. Each owner has sole voting and investment power.

	Cavco Common Stock(2)
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
Susan L. Blount	3,200	*
William C. Boor	29,086	*
Steven G. Bunger	15,200	*
Mickey R. Dragash	1,089	*
David A. Greenblatt	32,150	*
Larry H. Keener	7,500	*
Richard A. Kerley	3,200	*
Charles E. Lott	165	*
Steven W. Moster	250	*
Julia W. Sze	850	*
Daniel L. Urness	46,313	*
All directors, director nominees and all executive officers of Cavco as a group (16 individuals)	149,527	1.61%

*	Less than 1%.
(1)	The address of listed shareholders is 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012.
(2)	The amounts include the following:

(i) shares that may be acquired upon exercise of stock options within 60 days of June 1, 2020: Ms. Blount – 2,500 shares; Mr. Boor – 25,689 shares; Mr. Bunger – 14,000 shares; Mr. Dragash – 1,089 shares; Mr. Greenblatt – 19,000 shares; Mr. Keener – 7,500 shares; Mr. Kerley – 2,500 shares; Mr. Urness – 24,699 shares; and all Directors, Director nominees and executive officers of Cavco as a group (16 individuals) – 105,757 shares; and

(ii) shares that may be acquired upon vesting of restricted stock units within 60 days of June 1, 2020: Ms. Blount – 700 shares; Mr. Bunger – 950 shares; Mr. Greenblatt – 700 shares; Mr. Kerley – 700 shares; Mr. Lott – 165 shares; Mr. Moster – 250 shares; Ms. Sze – 700 shares; and all Directors, Director nominees and executive officers of Cavco as a group (16 individuals) – 4,165 shares.

(3)	This total includes 10,524 shares beneficially owned by executives who were not NEOs for fiscal 2020.

5	www.cavco.com

Stock Ownership

Principal Shareholders

The following table sets forth information with respect to individuals or entities that have reported beneficial ownership of more than 5% of the outstanding shares of Cavco common stock according to statements on Schedule 13D or 13G as filed by such individuals or entities with the SEC on or before June 1, 2020. The percentages of class amounts set forth in the table below are based on 9,173,242 shares of common stock outstanding on June 1, 2020.

Name and Address Of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	1,345,002	14.66%
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, MD 21202-1009	982,696	10.71%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	732,538	7.99%
Joseph H. Stegmayer(5) 5330 East Royal View Drive North Phoenix, AZ 85018	608,861	6.64%
Dimensional Fund Advisors LP(6) 6300 Bee Cave Road Austin, TX 78746	464,733	5.07%

(1)	The Company makes no representations as to the accuracy or completeness of the information in the filings reported in footnotes (2) – (6).
(2)

Information regarding BlackRock, Inc. (“BlackRock”) is based solely upon a Schedule 13G/A filed with the SEC on February 4, 2020. BlackRock reported having sole voting power with respect to 1,330,120 shares and sole dispositive power with respect to 1,345,002 shares.

(3)

Information regarding T. Rowe Price Associates, Inc. (“Price Associates”) is based solely upon a Schedule13G/A filed with the SEC on February 14, 2020. Price Associates reported having sole voting power with respect to 258,364 shares and sole dispositive power with respect to 982,696 shares.

(4)

Information regarding The Vanguard Group (“Vanguard”) is based solely upon a Schedule 13G/A filed with the SEC on February 12, 2020. Vanguard reported that it possessed sole voting power with respect to 18,014 shares, sole dispositive power with respect to 713,289 shares, shared voting power with respect to 2,256 shares and shared dispositive power with respect to 19,249 shares.

(5)	Information regarding Joseph H. Stegmayer is based upon his confirmation to Cavco.
(6)

Dimensional Fund Advisors LP (“Dimensional”) is based solely upon a Schedule 13G/A filed with the SEC on February 12, 2020. Dimensional reported having sole voting power over 447,298 shares and sole dispositive power over 464,733 shares.

2020 Proxy Statement	6

PROPOSAL NO. 1: Election of Directors

The Company’s Restated Certificate of Incorporation and Third Amended and Restated Bylaws (the “Bylaws”) provide for the division of the Board into three classes, with the Directors in each class holding office for staggered terms of three years each. Each class of Directors is to consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board. There are presently two Directors in Class II whose terms expire at the 2020 annual meeting. Each Director holds office until his or her successor has been elected and qualified or until the Director’s resignation or removal.

Ms. Blount and Mr. Boor, members of the Board whose terms expire at the Annual Meeting, will stand for re-election. Ms. Blount and Mr. Boor have been nominated for service as Directors by our independent Directors and the full Board pursuant to the procedures described under “Director Nominating Process” below. Unless contrary instructions are indicated in the proxy, it is intended that the shares represented by the accompanying proxy will be voted for the election of these nominees or, if a nominee becomes unavailable (which the Company does not anticipate), for such substitute nominee as the Board shall designate. The nominees and the continuing Directors furnished to Cavco the biographical information appearing below.

In order to be elected as a Director, a nominee must receive an affirmative vote of the majority of votes cast with respect to that Director nominee’s election, which means the number of votes cast “FOR” a Director nominee’s election must exceed the number of votes cast “AGAINST” that Director nominee’s election.

Recommendation of the Board

The Board recommends that the shareholders vote “FOR” the election of Ms. Blount and Mr. Boor to serve as Directors until the 2023 Annual Meeting.

7	www.cavco.com

PROPOSAL NO. 1: Election of Directors

Nominees for Director Standing for Election in Class II

Age 62 Director since January 2019 Committees: Compensation, Corporate Governance and Nominating, Legal & Compliance Oversight (Chair)

Susan L. Blount

Ms. Blount is the Chair of our Legal & Compliance Oversight Committee and a member of the Compensation Committee and the Corporate Governance and Nominating Committee. From 2005 to 2015, Ms. Blount served as Senior and then Executive Vice President and General Counsel for Prudential Financial, Inc. (NYSE: PRU), a leading provider of insurance, retirement and asset management products and services. In that role, Ms. Blount led the company’s global law, compliance, business ethics and external affairs organization. Since 2016, she has served as adjunct professor at the University of Texas School of Law (“Texas Law”). She is a founding member of Texas Law’s Center for Women in Law where she served as Interim Executive Director from March 2019 to January 2020.

Qualifications: Ms. Blount brings to our Board significant experience in strategy, corporate governance, risk management, executive compensation, legal, compliance, insurance and financial services.

Age 54 Director since July 2008 Committees: None

William C. Boor

Mr. Boor is the President and Chief Executive Officer (“CEO”) of Cavco, commencing on April 15, 2019 and has been a member of Cavco’s Board since July 2008. Mr. Boor was previously CEO of Great Lakes Brewing Company, a large craft brewery in Cleveland, Ohio, a position he held since September 2015. From December 2014 to September 2015, Mr. Boor was principal of MIB Holding Co LLC, a mining development company. From 2007 to 2014, Mr. Boor served in various executive positions with Cliffs Natural Resources, Inc. (“Cliffs”), including Executive Vice President for Corporate Development, Chief Strategy & Risk Officer and President of Ferroalloys. Prior to his employment with Cliffs, Mr. Boor held key leadership roles at Eagle Materials, Inc. (NYSE: EXP), Centex Corporation (NYSE: CTX), Weyerhaeuser Co. (NYSE: WY) and Procter & Gamble Co. (NYSE: PG).

Qualifications: Mr. Boor brings to our Board diverse experience in manufacturing, management, process engineering, financial management, investor relations and marketing.

2020 Proxy Statement	8

PROPOSAL NO. 1: Election of Directors

Class III Directors

Terms Expiring in 2021

Age 59 Chairman of the Board since April 2019; Director since April 2004 Committees: None

Steven G. Bunger

Mr. Bunger is our Non-Executive Chairman of the Board. Since 2014, Mr. Bunger has served as President and CEO of Pro Box Portable Storage, Inc., a provider of portable storage solutions in Arizona, Oklahoma and Colorado. From 2001 to 2012, he served as Chairman of the Board of Mobile Mini, Inc. (Nasdaq: MINI), the nation’s largest publicly-owned provider of portable storage containers and mobile offices in the U.S., Canada and the U.K. Mr. Bunger joined Mobile Mini in 1983 and served as the President and CEO from 1997 to 2012. He also held numerous executive roles with the company including Vice-President of Operations and Marketing and Executive Vice President and Chief Operating Officer.

Qualifications: Mr. Bunger brings to the Company’s Board a breadth of operational, managerial and marketing experience from running the world’s leading provider of portable storage solutions. Additionally, Mr. Bunger has extensive acquisition experience which he lends in assisting the Company’s management and Board in evaluating growth opportunities.

Age 50 Director since January 2020 Committees: Compensation (Chair)

Steven W. Moster

Mr. Moster is Chairman of our Compensation Committee. Since 2014, Mr. Moster has served as the Chief Executive Officer and Executive Director of Viad Corp (NYSE: VVI). He has served in various executive management roles within Global Experience Specialists (a division of Viad) including Executive Vice President–Chief Sales & Marketing Officer from 2008 to February 2010, Executive Vice President–Products and Services from 2006 to 2008 and Vice President–Products & Services Business from 2005 to 2006. Prior to his work at Viad, Mr. Moster was an Engagement Manager for McKinsey & Co., a top-tier management consulting firm, in Atlanta, and a Research Scientist with Kimberley Clark Corporation, a Fortune 500 company, also in Atlanta.

Qualification: Mr. Moster brings to our Board successful experience leading a well-established public company, executing growth strategies and improving operating efficiencies.

9	www.cavco.com

PROPOSAL NO. 1: Election of Directors

Class I Directors

Terms Expiring in 2022

Age 58 Director since October 2008 Committees: Audit, Corporate Governance and Nominating (Chair), Legal & Compliance Oversight

David A. Greenblatt

Mr. Greenblatt is Chairman of our Corporate Governance and Nominating Committee and a member of the Audit Committee and the Legal & Compliance Oversight Committee. Mr. Greenblatt is the retired Senior Vice President and Deputy General Counsel for Eagle Materials, Inc. (NYSE: EXP), a company specializing in construction products and building materials headquartered in Dallas, Texas, where he worked from 2005 to 2012. He currently is a licensed practicing attorney in Texas and is the President of White Sand Investments, LLC, a privately-held real estate investment and management company. From 2000 to 2002, he was Senior Vice President – Mergers & Acquisitions for Eagle Materials. Mr. Greenblatt also held various roles with Centex Corporation (“Centex”) (NYSE: CTX), a Dallas based homebuilder (now a part of PulteGroup, Inc.) (NYSE: PHM), including Vice President and General Counsel of its Investment Real Estate Group, Vice President and Assistant General Counsel of Centex and General Counsel of Cavco. Prior to joining Centex, Mr. Greenblatt was an associate in the corporate and securities group at the law firm of Hughes & Luce (now K&L Gates, LLP) in Dallas.

Qualifications: In addition to his executive management and legal experience, Mr. Greenblatt brings to the Company’s Board his knowledge of the Company and industry by having served as the Company’s General Counsel while he was employed by Centex.

2020 Proxy Statement	10

PROPOSAL NO. 1: Election of Directors

Age 70 Director since February 2019 Committees: Audit (Chair), Corporate Governance and Nominating, Legal & Compliance Oversight

Richard A. Kerley

Mr. Kerley is Chairman of our Audit Committee, a member of our Corporate Governance and Nominating Committee and a member of our Legal & Compliance Oversight Committee. Since 2010, Mr. Kerley has been a Director with The Providence Service Corporation (Nasdaq: PRSC), which owns subsidiaries and investments primarily engaged in the provision of healthcare services in the United States, where he serves as Audit Committee Chairman and Compensation Committee Chairman. From 2014 until May 31, 2019, Mr. Kerley has been a Director of The Joint Corp. (Nasdaq: JYNT), a rapidly growing franchisor and operator of chiropractic clinics, where he served as Compensation Committee Chairman and a member of the Audit Committee. From 2008 to 2014, he was Chief Financial Officer and a Director of Peter Piper, Inc., a privately held pizza and entertainment restaurant chain until it was acquired by CEC Entertainment in 2014. From 2005 to 2008, Mr. Kerley was Chief Financial Officer of Fender Musical Instruments Corporation, a privately held manufacturer and wholesaler of musical instruments and equipment. Mr. Kerley spent over 30 years at Deloitte & Touche LLP, a multinational accounting and professional services firm, where he served as an audit partner from 1981 to 2005.

Qualifications: Mr. Kerley brings to our Board valuable insight with his extensive audit, financial and operational expertise.

Age 53 Director since May 2019 Committees: Audit and Compensation

Julia W. Sze

Ms. Sze is a CFA® Charterholder with over 25 years of experience in the investment management field. She has been an Impact Investment Strategy Advisor with Julia W. Sze Consulting, since 2017. From 2004 until 2011, Ms. Sze served as Chief Investment Officer for families and foundations at two major U.S. banks. From 1991 until 2003, she was a fundamental analyst and portfolio manager leading funds in the Asia Pacific equity markets. Since 2018, Ms. Sze has been a lecturer at UC Berkeley’s Haas School of Business, teaching entrepreneurship and investment management. Ms. Sze serves as a director of Tern Bicycles, a privately-held, Taiwan-based urban transport business with sales across the globe. Ms. Sze previously served as a member of the Board of Directors and Chair of the Assets and Liabilities Committee of New Resource Bank (OTC: NRBC) from 2016 until it merged with Amalgamated Bank in 2017.

Qualifications: Ms. Sze brings to our Board significant experience in strategic planning, financial oversight and business development as well as best practices in sustainability and corporate governance.

11	www.cavco.com

Director Compensation

Directors who are also officers or employees of the Company do not receive any special or additional remuneration for service on the Board. In fiscal year 2020, we compensated our Directors as follows:

•	All non-employee Directors receive an annual cash retainer of $65,000 except for the Chairman of the Board who receives $90,000.
•	Committee fees were paid quarterly in cash. Retainers are differentiated by role and committee:
-	Audit Committee: Chair $20,000 and Member $10,000
-	Compensation, Corporate Governance & Nominating and Legal & Compliance Oversight committees: Chair $15,000 and Member $7,500
•

Non-employee Directors are granted $100,000 in value of restricted stock units (“RSUs”) that vest 100% upon the anniversary of the grant date (or next shareholder meeting if earlier) except for the Chairman who receives an annual equity award of $140,000 in RSUs. The number of shares to be granted are calculated using the closing price of the Company’s stock on the date of grant and rounded to the nearest 50 shares.

•

Cash retainers are prorated if a Director serves less than a full year. New non-employee Directors receive a pro-rated amount of RSUs to reflect the period from appointment to the next annual meeting of shareholders.

•	All Board members are reimbursed for reasonable travel expenses to attend Board and Committee meetings.

The following table provides information regarding compensation paid to each non-employee Director during the year ended March 28, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Susan L. Blount	95,000	107,758	202,758
Steven G. Bunger	89,750	176,903	266,653
David A. Greenblatt	105,000	107,758	212,758
Richard A. Kerley	115,000	107,758	222,758
Steven W. Moster(2)	20,000	55,930	75,930
Julia W. Sze	70,625	130,312	200,937
Jack Hanna(3)	21,667	—	21,667

(1)

Amounts in this column represent the fair value of the RSUs granted based on the closing price of the Company’s stock on the grant date. Mr. Bunger had two grants during the year valued at $30,660 for the partial period he began serving as Chairman of the Board prior to the 2019 Annual Meeting of Shareholders and $146,243 for the annual grant for fiscal year 2020. Ms. Sze had two grants during the year valued at $22,554 for the partial period she began serving as a Director prior to the 2019 Annual Meeting of Shareholders and $107,758 for the annual grant for fiscal year 2020.

The aggregate number of unvested RSUs held by the directors as of March 28, 2020 were as follows: Ms. Blount – 700 RSUs; Mr. Bunger – 950 RSUs; Mr. Greenblatt – 700 RSUs; Mr. Kerley – 700 RSUs; Mr. Moster – 250 RSUs; and Ms. Sze – 700 RSUs.

The aggregate number of unexercised options held by the directors as of March 28, 2020 were as follows: Ms. Blount – options to purchase 10,000 shares Mr. Bunger – options to purchase 16,000 shares; Mr. Greenblatt – options to purchase 24,000 shares; and Mr. Kerley – options to purchase 10,000 shares.

(2)	Mr. Moster joined the Board on January 27, 2020.
(3)	Mr. Hanna retired from the Board on July 10, 2019.

2020 Proxy Statement	12

Director Compensation

Board and Committee Meetings

Meeting Participation

The Board held eight meetings during fiscal year 2020. Each Director attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of Board committees of which the Director was a member (during the periods for which he or she served on the Board and such committees). The non-employee Directors met regularly in executive sessions during fiscal year 2020.

Committee Composition

The Board has the following four standing committees: (1) Audit; (2) Compensation; (3) Corporate Governance & Nominating; and (4) Legal & Compliance Oversight. Each committee operates under a written charter adopted by the Board and reviewed by the Board at least annually. Each committee charter is posted on our website at https://investor.cavco.com/general-documents. Messrs. Boor and Bunger are not members of any of Cavco’s committees. Additional information regarding each of the current committees and their composition as of the mailing date of this Proxy Statement appear in the table below:

DIRECTOR NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	CORPORATE GOVERNANCE & NOMINATING COMMITTEE	LEGAL & COMPLIANCE OVERSIGHT COMMITTEE
Susan L. Blount				CHAIR
David A. Greenblatt			CHAIR
Richard A. Kerley*	CHAIR
Steven W. Moster		CHAIR
Julia W. Sze

* Audit Committee Financial Expert

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Director Compensation

Audit Committee

MEMBERS		KEY RESPONSIBILITIES

Richard A. Kerley*, Chair David A. Greenblatt Julia W. Sze *Audit Committee Financial Expert	•	The integrity of the Company’s financial statements;
	•	Approves all fees related to audit and non-audit related services provided by the independent accounting firm;
	•	Has the sole authority to appoint, retain, terminate and determine the compensation of the Company’s independent, registered public accounting firm;
	•	Oversees the systems of internal accounting and financial controls;
•

Meets with the Company’s independent, registered public accounting firm outside the presence of management to discuss financial reporting, including internal accounting controls and policies and procedures;

THE COMMITTEE HELD SIX MEETINGS DURING FISCAL YEAR 2020.	•	Reviews the annual internal audit plan, including the fraud risk assessment;
	•	Reviews all financial disclosures;
	•	Reviews and implements the Code of Conduct;
	•	Oversees the Company’s “whistle blower” procedures;
	•	Reviews and approves all related-party transactions; and
•

Focuses on qualitative aspects of financial reporting to the shareholders of the Company as well as the Company’s processes to manage business, financial and compliance risks with significant applicable legal, ethical and regulatory requirements.

Mr. Kerley, the Chair of the Audit Committee, is an audit committee financial expert under SEC rules and has the accounting or related financial-management expertise required under the Nasdaq rules. In addition, each member is “independent” under the additional independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq rules applicable to audit committees. No Audit Committee member serves on the audit committee of more than two other public companies.

Prior to each earnings release, the Audit Committee met with management and the Company’s internal auditors to review the financial results.

Compensation Committee

MEMBERS		KEY RESPONSIBILITIES

Steven W. Moster, Chair Susan L. Blount Julia W. Sze	•	Oversight of the Company's overall compensation structure, policies and programs;
	•	Reviews and approves individual and overall company goals and objectives related to executive compensation as well as evaluates executive performance in light of those goals;
	•	Administers the company’s equity incentive plan, approving any proposed amendments or modifications;
THE COMMITTEE HELD EIGHT MEETINGS DURING FISCAL YEAR 2020.	•	Reviewing and approving compensation arrangements with executive officers of the Company;
	•	Oversees the Company’s stock ownership guidelines;
	•	Reviews Compensation Committee reports for inclusion in appropriate regulatory filings; and
	•	May engage a compensation consultant of its choice and terminate the engagement at any time while determining the breadth and scope of the external compensation consultant’s services.

Each member of the Compensation Committee is “independent” under the additional independence requirements of Exchange Act Rule 10C-1 and the Nasdaq rules applicable to compensation committees. Additionally, each member meets the non-employee director requirements of Rule 16b-3 under the Exchange Act.

2020 Proxy Statement	14

Director Compensation

Corporate Governance & Nominating Committee

MEMBERS		KEY RESPONSIBILITIES

David A. Greenblatt, Chair Susan L. Blount Richard A. Kerley	•	Identifies:
• Director candidates that it recommends to the Company’s Board for selection as a Director nominee for the next annual meeting or to fill vacancies; and
• Candidates that it recommends to the Board for selection as the Chairman of the Board.
	•	Develops and recommends the Company’s corporate governance principles
	•	Reviews and provides oversight of the effectiveness of the Company’s governance practices;
	•	Responds to shareholder requests and inquiries;
THE COMMITTEE HELD SIX MEETINGS DURING FISCAL YEAR 2020.	•	Reviews and recommends Director training initiatives and reviews Director onboarding process;
	•	Oversees the annual evaluation of the Board and its committees;
	•	Makes recommendations to the Board related to the compensation of non-employee directors and monitors the talent management and succession planning program for executive management; and

	•	Considers nominations for the Board from shareholders that are entitled to vote for the election of directors, as described under “Director Nominating Process.”

Each member of the Corporate Governance and Nominating Committee is “independent” under the independence requirements of the Nasdaq rules applicable to nominating committees.

Legal & Compliance Oversight Committee

MEMBERS		KEY RESPONSIBILITIES

Susan L. Blount, Chair David A. Greenblatt Richard A. Kerley	•	Assists the Board with the oversight of:
(1) regulatory, compliance, policy and legal matters as well as related risks, both current and emerging, at the local, state and federal levels that might impact the Company’s business; and
(2)

ensuring that the Company identifies, prioritizes and effectively mitigates key risks including, but not limited to, legal and regulatory requirements related to corporate governance, data security, labor and employment and operational effectiveness; and

THE COMMITTEE HELD FIVE MEETINGS DURING FISCAL YEAR 2020.
	•	Directs the Company’s implementation of legal and compliance related policies and procedures.

Annual Meeting Attendance

All Board members are expected to attend the Company’s annual meeting, unless an emergency or unavoidable conflict prevents them from doing so. All Directors then serving attended the Company’s 2019 annual meeting held on July 9, 2019.

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Director Compensation

Environmental, Social and Corporate Governance

Cavco understands that the way it conducts business is an integral component of the continued success of the Company. As a result, Cavco’s commitment to responsible corporate citizenship is woven into its culture.

Cavco’s five strategic pillars of corporate responsibility include: ethics, people, governance, environmental & safety and performance. All are rooted in the Company’s values.

ETHICS	PEOPLE

•    Maintain a diverse and independent Board to promote sound corporate governance practices.

•    Develop a new Code of Conduct and implement Company-wide training.

•    Provide our employees and other stakeholders the ability to report a violation through our anonymous, confidential, third-party hotline.

•    Focus on building an inclusive, diverse and high-performing workforce.

•    Promote Company pride and ethical/responsible behavior through a multi-media communications program.

•    Assist our employees through a range of development tools, resources and opportunities.

•    Launch of comprehensive COVID-19 policies and practices to protect employees, their families and the business.

GOVERNANCE	ENVIRONMENTAL & SAFETY

•    Implement a “Clawback Policy” for Directors and Officers.

•    Majority voting for the election of Directors.

•    Design a new Securities Trading Policy with accompanying training.

•    Adopted Stock Ownership Guidelines for Directors and upper levels of senior management.

•    Build energy efficient homes in an environmentally conscious way.

•    Use green building materials that are long-lasting, reduce waste, and preserve resources.

•    Use materials that are low in volatile organic compounds.

•    Ensure that the Company is compliant with health and safety standards through the development of a wide-ranging program called “Safety Now.”

PERFORMANCE

•    Consistently deliver strong financial growth across our key operating metrics in order to optimize return to shareholders.

•    Make prudent investments in our operations to improve efficiency and grow capacity.

2020 Proxy Statement	16

Director Compensation

Director Nominating Process

Selection by Independent Directors.

Director Nominating Process
Selection of Independent Directors

The Corporate Governance and Nominating Committee of the Board is responsible for overseeing the process of nominating individuals to stand for election as Directors. The Corporate Governance and Nominating Committee’s charter is available on the Company’s website at:

https://investor.cavco.com/general-documents/.

At this year’s annual meeting, Susan L. Blount and William C. Boor are standing for election.  Mr. Boor has been a member of the Board since 2008.  Susan L. Blount was appointed to the Board In January 2019.

Director Qualifications

In evaluating the suitability of individual nominees, nominees for Director will be selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and likelihood that he/she will be able to serve on the Board for a sustained period.

Diversity

The Company does not have a formal policy regarding the consideration of diversity in identifying Director nominees. In connection with the selection of nominees for Director, the Corporate Governance and Nominating Committee will give due consideration to diversity in perspectives, backgrounds, business experiences and professional expertise among the Board members and Director nominees.

Proposals by Shareholders	The Company’s Bylaws specify the manner shareholders may:
	•	make nominations for the election of Directors;
	•	propose that a Director be removed; or
	•	propose any other business to be brought before a meeting of shareholders.

Under the Bylaws, in order to bring a proposal before a meeting of shareholders, including the nomination of directors, a shareholder must deliver timely notice of a proposal pertaining to a proper subject for presentation.

To be timely for an annual meeting, a shareholder must deliver notice no later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred and twentieth (120th) day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of such annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company).

17	www.cavco.com

Director Compensation

The following charts provide information on the expected composition of our Board if the current nominees are elected at the 2020 Annual Meeting.

The Company expects high standards of ethical conduct from its Directors and management as described in Cavco’s Corporate Governance Guidelines and Code of Conduct and Ethics. The Company’s governance principles are available under the Corporate Governance tab of the Investor Relations page of the Company’s website at https://investor.cavco.com/general-documents. Cavco has included some highlights from these principles and a summary of key policies below.

Other Board Matters

Director Independence

The Board has determined that all the members of the Board, other than William C. Boor who is an employee of Cavco, are “independent” in accordance with: (1) the applicable requirements of the Exchange Act, and the rules adopted by the SEC; and (2) the applicable Nasdaq rules, including Rule 5605(a)(2). Jack Hanna, a former director who retired from the Board effective July 10, 2019, was previously determined to be independent under such standards by the Board as well.

Steven W. Moster was appointed to the Cavco Board on January 27, 2020.  Mr. Moster is employed by Viad, Inc. (“Viad”) as its Chief Executive Officer and Executive Director. During the nominee review process, the Board identified and considered certain immaterial transactions by and between Cavco and a Viad subsidiary. Mr. Moster disclosed that the Viad subsidiary had made a limited purchase of manufactured housing products from Cavco during fiscal year 2020 and prior to Mr. Moster's consideration as a director by the Board. The Board evaluated these transactions as well as Mr. Moster’s candidacy and his independence. After considerable deliberation, the Board concluded that Mr. Moster did not possess a material interest in these transactions; furthermore, Mr. Moster's compensation at Viad did not benefit from the transactions. The Board further determined that the transactions did not impair the independence of Mr. Moster or require disclosure pursuant to Item 404 of Regulation S-K.

Board Leadership Structure

The Board has adopted a policy separating the position of the Chairman of the Board from the position of President and Chief Executive Officer in order to align the Chairman’s role with the Company’s independent Directors and enhance the independence of the Board from management.

2020 Proxy Statement	18

Director Compensation

The Board’s Role in Risk Oversight

Management of risk is the responsibility of the Company’s executive officers and senior management team. The Board has overall responsibility but has designated the Audit and Legal and Compliance Oversight Committees to oversee the Company’s processes to manage business and financial risk along with adherence to compliance related laws and regulations.

The Audit Committee reports to the Board regarding the adequacy of the Company’s risk management processes. To assist the Audit Committee in overseeing risk management, the Company’s Director of Internal Audit is directly accessible by the Audit Committee and reports to the Audit Committee upon request. Additionally, the Legal and Compliance Oversight Committee reports to the Board regarding the development and implementation of legal and compliance related programs. The General Counsel and Chief Compliance Officer directly interacts with the Legal and Compliance Oversight Committee and updates it on a regular basis.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. With the input of the Company’s executive officers, the Board regularly assesses and analyzes the most likely areas of future risk to the Company.

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Director Compensation

Stock Ownership and Retention

To further align the interests of Cavco’s leadership with those of the shareholders as well as promote the Company’s commitment to sound corporate governance, the Board adopted Stock Ownership Guidelines (“Guidelines”) for all non-employee Directors and key executives, as defined pursuant to the Guidelines, to meet certain minimum stock ownership requirements.

Director Stock Ownership Guidelines:

On or before the fifth full fiscal year after the year of appointment or election, Directors should own and retain the Company’s common stock of at least five times (5x) the annual cash retainer.

Executive Officer Stock Ownership Guidelines:

On or before the fifth full fiscal year after the year of appointment or designation, Executive Officers should own and retain the Company’s common stock as follows:

Executive Level	Multiplier
President & CEO	5x annual base salary
Executive Vice President	3x annual base salary

Anti-Hedging, Anti-Pledging, No Short-Selling and No Buying or Selling of Derivatives

The Board has approved a Securities Trading Policy (“STP”) that prohibits hedging, pledging, short selling and buying or selling derivatives related to the Company’s securities. The STP does not have a hardship exemption for Directors or Executives as it pertains to these prohibitions. The STP is posted on the Cavco website at https://investor.cavco.com/general-documents.

Majority Voting Policy

The Board has adopted a policy which provides that, if a Director up for election does not receive a majority of the votes cast, such Director shall submit an irrevocable resignation to the Corporate Governance and Nominating Committee or such other committee designated by the Board. Such committee will make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board will act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within 90 days following certification of the election results. The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant. If the Board accepts a Director's resignation, or if a Director nominee is not elected and the nominee is not an incumbent Director, then the Board may fill the resulting vacancy pursuant to the Restated Certificate of Incorporation and the Bylaws. This policy applies only to uncontested elections of Directors.

2020 Proxy Statement	20

Director Compensation

PROPOSAL 2: Advisory Vote on the Compensation of the Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enables the Company’s shareholders to vote on an advisory (non-binding) basis regarding the compensation of the Company’s NEOs (commonly referred to as “Say on Pay”). Consistent with the mandate of the Dodd-Frank Act and as required by Section 14A of the Exchange Act, we are seeking shareholder approval, on an advisory basis, of the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the related compensation tables in this Proxy Statement). For a comprehensive description of our executive compensation program and philosophy, please refer to the narrative disclosures in the Compensation Discussion and Analysis (“CD&A”) section of this proxy. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider the outcome when making future decisions concerning Cavco’s executive compensation program.

In deciding how to vote on this proposal the Board points out the following factors, many of which are more fully discussed in the CD&A:

•	Our executive compensation programs are designed to depend significantly on the achievement of performance goals that the Committee believes drive long-term shareholder value;
•	Our pay practices are designed not to encourage management to take unacceptable risks;
•	Our Compensation Committee reviews peer group compensation to confirm that our programs are not outside the norm among peer group companies (see the CD&A subsection “Benchmarking”); and
•	We believe the Company’s executive compensation programs are well suited to promote the Company’s objectives in both the short and long-term.

Recommendation of the Board

The Board believes that the compensation of our NEOs is appropriate and recommends a vote “FOR” the following advisory resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, Summary Compensation Table, related compensation tables, notes and narrative in this proxy.

21	www.cavco.com

Management

EXECUTIVE OFFICERS

Our executive officers serve at the Board’s pleasure and are subject to annual appointment by the Board. Our current executive officers are as follows:

Age 54 President and Chief Executive Officer

William C. Boor

Mr. Boor is the President and Chief Executive Officer (“CEO”) of Cavco, commencing on April 15, 2019 and has been a member of Cavco’s Board since July 2008. Mr. Boor was previously CEO of Great Lakes Brewing Company, a large craft brewery in Cleveland, Ohio, a position he held since September 2015. From December 2014 to September 2015, Mr. Boor was principal of MIB Holding Co LLC, a mining development company. From 2007 to 2014, Mr. Boor served in various executive positions with Cliffs Natural Resources, Inc. (“Cliffs”), including Executive Vice President for Corporate Development, Chief Strategy & Risk Officer and President of Ferroalloys. Prior to his employment with Cliffs, Mr. Boor held key leadership roles at Eagle Materials, Inc. (NYSE: EXP), Centex Corporation (NYSE: CTX), Weyerhaeuser Co. (NYSE: WY) and Procter & Gamble Co. (NYSE: PG).

Age 52 Executive Vice President, Chief Financial Officer and Treasurer

Daniel L. Urness

Mr. Urness has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2019. He served as President and Acting Chief Executive Officer from November 2018 to April 2019; Executive Vice President, Chief Financial Officer and Treasurer from April 2015 to August 2018; Vice President, Chief Financial Officer and Treasurer from January 2006 to April 2015; Interim Chief Financial Officer of the Company from August 2005 to January 2006; Corporate Controller from May 2005 to August 2005; Financial Consultant from June 2002 to May 2005; Controller from May 1999 to June 2002. Mr. Urness also serves as a Director and Officer of certain of Cavco's major subsidiaries, including Palm Harbor Homes, Inc. and Fleetwood Homes, Inc. Prior to his roles with Cavco, Mr. Urness was a Manager and Staff Accountant with Deloitte & Touche, LLP from September 1993 to May 1999.

2020 Proxy Statement	22

Management

Age 50 Executive Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer

Mickey R. Dragash

Mr. Dragash has served as our Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since February 2019. Prior to joining the Company he was Executive Vice-President, General Counsel and Corporate Secretary of Swift Transportation Company, (n/k/a Knight-Swift Transportation Holdings Inc.(NYSE: KNX)) from June 2015 to September 2017; Executive Vice-President, General Counsel and Chief Compliance Officer for Gordon Trucking, Inc. (n/k/a Heartland Express, Inc. NASDAQ: HTLD)) from 2013 to 2015; Associate General Counsel for DHL Supply Chain Solutions (n/k/a Deutsche Post AG (OTCMKTS: DPSGY)) from 2010 to 2013; and Assistant General Counsel at Walmart Stores, Inc. (NYSE: WMT) from 2004 to 2010. From 2000 to 2004, Mr. Dragash also worked in private legal practice as an Associate for the Ohio-based, full-service law firm Roetzel & Andress, LPA.

Age 63 Senior Vice President

Steven K. Like

Mr. Like has served as Senior Vice President since April 2015 and as Vice President from February 2009 to April 2015; he is a Director of Standard Casualty Company and affiliated agencies and an Officer of certain of Cavco's subsidiaries. Prior to joining the Company he was Executive Vice President and General Counsel at Patriot Homes from 1995 to February 2009. Mr. Like also worked in private legal practice as a Partner at Warrick & Boyn, LLP from 1981-1995.

23	www.cavco.com

Management

Age 52 Sr. Vice President and Chief Human Resources Officer

Simone L. Reynolds

Ms. Reynolds has served as Senior Vice President and Chief Human Resources Officer since 2019. Prior to joining the Company she was Chief People Officer and Managing Director, Human Capital Practice – October Hill International from January 2016 to October 2019; Chief Human Resources Officer – SAFEbuilt from January 2018 to October 2018; and Chief Administrative Officer – Network Systems Corp. from June 2001 to December 2015.

2020 Proxy Statement	24

Management

Age 72 President, Fleetwood Homes, Inc.

Charles E. Lott

Mr. Lott has served as President of Cavco subsidiary, Fleetwood Homes, Inc., since August 2009. Prior to this he was President and Vice President - Housing Group of Fleetwood Enterprises, Inc. from April 2005 to August 2009. Mr. Lott has worked for Fleetwood Enterprises and subsequently Fleetwood Homes for all but six years of his nearly 50-year career in the manufactured housing industry.

Age 52 President, Palm Harbor Villages, Inc.

Matthew A. Niño

Mr. Niño has served as President of Palm Harbor Villages, Inc. (“PHV”) since March 29, 2020. He served as Executive Vice President of PHV from 2010 to March 2020, and in a similar role with Palm Harbor Homes, Inc. ("PHH"), from January 2003 until joining PHV at the time the Company acquired the assets of PHH. Mr. Niño joined PHH in 1997 as a Retail Sales Consultant and held various positions of increasing responsibility throughout his tenure with PHH. Prior to joining PHH, Mr. Niño spent seven years with the Pacesetter Corp. as a Sales Manager. Mr. Niño has over thirty years of retail experience.

25	www.cavco.com

Management

Age 64 President, CountryPlace Acceptance, Corp.

Lyle D. Zeller

Mr. Zeller has served as President of CountryPlace Acceptance Corp., Cavco’s finance subsidiary, since 2011 and Executive Vice President from 2002 to 2011. He was Principal of University Financial Associates from 1999 to 2001; Senior Vice President of Green Tree Financial Corp. (“Green Tree”) from 1993 to 1998, and Vice President of Green Tree from 1992 to 1993. Mr. Zeller also held the positions of Senior Manager, Manager and Staff Accountant with KPMG from 1983 to 1992.

Age 60 President, Standard Casualty Company

Gavin M. Ryan

Mr. Ryan has served as President of Standard Casualty Company since 2013, and Chairman of its Board of Directors from 1996 to 2013. He served as Executive Vice President of Palm Harbor Homes, Inc. (“PHH”), from 1996 until the Company purchased PHH’s assets in April 2011. He served as President of CountryPlace Mortgage from 1996 to 2002 and as a Director of Modern USA Insurance Company, a privately held Florida-based property-casualty insurance company, from 2007 until its merger with American Traditions Insurance Company ("ATI") in 2018, at which time he became a director of ATI.

2020 Proxy Statement	26

Compensation Discussion and Analysis

Introduction

The purpose of this CD&A is to summarize the Company’s philosophy and objectives regarding the compensation, including each material element that the Company pays or awards to, or that is earned by, our “named executive officers” (“NEOs”). Cavco encourages you to read this CD&A in conjunction with the compensation tables. The following individuals were NEOs for fiscal year 2020. Mr. Keener retired on March 28, 2020.

William C. Boor

President and CEO

Daniel L. Urness

Executive Vice President, CFO & Treasurer

Mickey R. Dragash

Executive Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer

Larry H. Keener

Former President of Palm Harbor Villages

Charles E. Lott

President of Fleetwood Homes

27	www.cavco.com

Compensation Discussion and Analysis

Executive Compensation

This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes actions regarding executive compensation that occurred during fiscal 2020, including the award of incentive compensation related to 2020 performance.

Overview of the Company’s Compensation Program

The Company’s fiscal 2020 compensation programs consisted of cash compensation comprised of base salary and either a cash bonus and/or cash incentive compensation. In addition, it included awards of options to purchase shares of the Company’s common stock and performance-based restricted stock units (“PRSUs”) pursuant to the Company’s 2005 Stock Incentive Plan.

Compensation Component	Description
Base Salaries	Utilized an independent compensation consultant to benchmark salaries
Short-Term Annual Cash Bonus Compensation

Moved away from a percentage of earnings to a target-based short term incentive (“STIP”) program

For several positions, assigned a portion of the STIP potential to individual performance targets

Bonus payouts capped at 200% or less of target amounts

Long-Term Equity Compensation

Used time-based options and adopted PRSU

Target equity grants defined as a percent of base salary or a targeted dollar amount

PRSUs to be earned based upon achievement of a 3-year target; settlements will be capped at 200% of target award

Overview and Philosophy of Compensation Committee

The Compensation Committee reviews and approves, or recommends to the Board for approval, all salary and other remuneration for our executive officers as well as overseeing matters relating to our employee compensation and benefit programs. The Compensation Committee operates pursuant to a written charter that sets forth its functions and responsibilities. The Compensation Committee Charter is posted on our website at https://investor.cavco.com/general-documents.

Clawback Policy

The Board has adopted a policy providing for the recoupment from certain executives of incentive compensation in the event of an accounting restatement or the occurrence of other clawback events described in the policy. The policy is designed to deter and prevent detrimental conduct and to protect our investors from financial misconduct. The Clawback Policy is posted on our website at https://investor.cavco.com/general-documents.

2020 Proxy Statement	28

Compensation Discussion and Analysis

Shareholder Approval of our Compensation Decisions

At the 2019 Annual Meeting of Shareholders, the Company’s shareholders approved the advisory (non-binding) vote on executive compensation with 97% of the votes cast in favor of the proposal regarding the Company’s executive compensation program. We believe this vote indicates support by our shareholders of our executive compensation programs and amounts.

Objectives of the Company’s 2020 Compensation Program

The Company’s executive compensation program was structured to achieve the following objectives:

•	to attract, retain and motivate highly qualified, motivated and talented executives to enable the Company to deliver superior results;
•

create an incentive to increase shareholder returns by establishing a direct and substantial link between individual compensation and certain financial measures of the Company that we believe have a direct effect on shareholder value; and

•

to create substantial and competitive long-term compensation opportunities for individual executive officers based not only on long-term, corporate performance but also on sustained, long-term individual performance.

Independent Compensation Consultant

Pursuant to the authority granted to it in its Charter, the Compensation Committee engaged Pearl Meyer Partners, LLC (“Pearl Meyer”) as an independent compensation consultant to provide advice related to the Company’s executive compensation programs.

None of the Company’s management participated in the Compensation Committee’s decision to retain Pearl Meyer. Pearl Meyer reported directly to the Compensation Committee. The Compensation Committee may replace Pearl Meyer or hire additional consultants at any time. Pearl Meyer attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair. However, the Compensation Committee ultimately has sole responsibility to make suggestions and recommendations to the Board related to potential compensation for the Company’s executive officers.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a review of its relationship with Pearl Meyer in May 2020 and determined that Pearl Meyer’s work for the Compensation Committee had not raised any conflicts of interest consistent with the guidance provided under the Dodd-Frank Act or by the SEC and Nasdaq.

In making this determination, the Compensation Committee noted that during fiscal 2020:

•

Pearl Meyer did not provide any services to the Company, or its management, other than services to the Compensation Committee. Pearl Meyer’s services were limited to executive and Board compensation consulting. Specifically, Pearl Meyer does not provide to the Company, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

•	Fees from the Company were less than 1% of Pearl Meyer’s total revenue;
•	Pearl Meyer maintains a Conflicts Policy containing specific policies and procedures designed to ensure independence;
•	None of the Pearl Meyer consultants on the Company’s matters had any business or personal relationship with Compensation Committee members;

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Compensation Discussion and Analysis

•	None of the Pearl Meyer consultants on the Company matters, or Pearl Meyer, had any business or personal relationship with executive officers of the Company; and
•	None of the Pearl Meyer consultants on the Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Role of Management in Establishing and Awarding Compensation

The Compensation Committee annually reviews and approves the base salary levels and incentive opportunity levels for all NEOs. Regarding other compensation matters, including non-NEO executive compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its responsibilities to others in setting compensation for the executive officers. The CEO, with the assistance of the Chief Human Resources Officer, makes recommendations concerning the Company’s performance objectives upon which short term incentive compensation is based. Additionally, the CEO annually reviews the performance of the other executive officers and presents his conclusions and recommendations as to salary adjustments and annual equity awards to the Compensation Committee for its consideration. The Compensation Committee exercises its discretion in determining any adjustments or awards to the Company’s officers, including the Named Executive Officers. The Compensation Committee does not receive any recommendations from the CEO regarding his own compensation.

Benchmarking Methodology

Market pay levels are one of many elements used by the Company to maintain competitive pay opportunities for our executive officers. For the design of the Company’s 2020 executive and non-employee Director compensation programs, Pearl Meyer recommended and the Compensation Committee approved a peer group of housing-related and selected Arizona-based companies that the Company would compete with for executive talent. The peer group companies that were used for executive compensation benchmarking and performance benchmarking in fiscal 2020 are set forth below. We believe that this peer group provides an appropriate benchmark comparison for Cavco.

Bassett Furniture Industries, Inc.

Century Communities, Inc.

Ethan Allen Interiors Inc.

Flexsteel Industries Inc.

Grand Canyon Education, Inc.

Green Brick Partners, Inc.

Installed Building Products, Inc.

LGI Homes, Inc.

M/I Homes, Inc.

Meritage Homes Corp. Mobile Mini, Inc. Nobility Homes, Inc. Skyline Champion Corp. Taylor Morrison Home Corp.* Universal Technical Institute, Inc. Viad Corp. William Lyon Homes*
*Taylor Morrison Home Corp. acquired William Lyon Homes on February 6, 2020

This peer group, in addition to survey data provided by Main Data Group (“MDG”), a wholly owned subsidiary of Pearl Meyer, was used to identify compensation design changes to the Company’s fiscal 2020 program. The data MDG provided included compensation benchmarking and corporate governance analytics. All data and analytics were regularly updated and information was gathered using the peer group’s public SEC filings. Analysis was conducted by employment position title.

MDG’s incentive statistics project a “target” payout. It compares the compensation of Cavco’s executives to the compensation of the peer group and calculates the comp-a-ratio which is the ratio above or below median for base compensation, STIP, long-term incentives and total direct compensation (“TDI”).

2020 Proxy Statement	30

Compensation Discussion and Analysis

Components of Executive Compensation

Base Salary

The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is generally competitive with market practices. Consistent with our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall total target compensation. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the Company, as well as compared to market data. For fiscal 2019 and 2020, the annual base salaries for each of our NEOs were as follows:

Name	2019 Annual Base Salary	2020 Annual Base Salary	Percentage Increase
William C. Boor	N/A	$825,000	0%
Daniel L. Urness	$265,000	$425,000	60%
Mickey R. Dragash	$325,000	$325,000	0%
Charles E. Lott	$235,000	$250,000	6%
Larry H. Keener	$240,000	$240,000	0%

Annual Short-Term Incentive Cash Compensation

The second component of executive officer compensation is annual cash incentive bonuses based on performance. Messrs. Boor, Urness and Dragash were each granted an opportunity to earn a performance-based cash bonus under the STIP. For fiscal year 2020, the individual awards are expressed as a percentage of each executive’s base salary. For Messrs. Boor and Urness the awards are based entirely upon corporate performance measures. For Mr. Dragash, 30% of his award is based upon individual performance objectives as approved by the Committee, and 70% is based upon the same corporate performance measures used for Messrs. Boor and Urness.

Mr. Lott was eligible to receive an incentive payment equal to 0.5% of pre-tax income for those plants he oversees in addition to a potential $100,000 discretionary cash bonus. Mr. Keener was eligible to receive an incentive payment equal to 8% of net income of the retail operations he oversees.

Each officers’ eligibility to earn a cash bonus under the STIP is tied to the Company’s actual corporate financial performance measured against the budget as approved by the Committee. For STIP compensation, the performance criteria is based on the pre-tax profit for the Company’s manufactured housing and financial services business segments. The STIP target for fiscal year 2020 is comprised of two components, allocated as follows: (1) 90% based on factory-built housing pre-tax profit; and (2) 10% based on financial services pre-tax profit. A graphical depiction of the STIP program and actual results is set forth below:

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Compensation Discussion and Analysis

90% of factory-built housing – Earnings driven STIP	10% of financial services – Earnings driven STIP

The threshold, target and maximum STIP payouts expressed as a percentage of base salary for each individual were as follows:

Name	Threshold	Target	Maximum
William C. Boor	50%	100%	200%
Daniel L. Urness	60%	75%	150%
Mickey R. Dragash(1)	60%	100%	120%

(1)	30% of Mr. Dragash’s STIP consists of individual performance objectives as approved by the Committee.

For fiscal year 2020 Messrs. Boor, Urness and Dragash, received STIP payouts of $1,359,067, $525,094, and $334,955, respectively. Mr. Dragash’s STIP payout includes $78,000 for the achievement of individual performance objectives. Under their short term incentive programs, Messrs. Lott and Keener received payments of $446,860, and $858,161, respectively. Mr. Lott’s payment includes $81,000 based on his achievement of certain performance objectives. These payments are reflected in the Non-Equity incentive column in the Summary Compensation Table.

Long-Term Equity Compensation

The third component of executive officer compensation is long-term equity compensation. The Company’s long-term equity incentive program consists of (1) Time-based Non-Qualified Stock Options; and (2) PRSUs. The performance element of the PRSU focuses on value creation, growth, and operational improvement. Value creation is measured by total shareholder return relative to industry comparables. Growth is defined as the market share improvement when compared to the manufactured housing industry regardless of cyclicality. Operational improvement is based upon improvement in the number of modules produced per employee. Equity award grants to our executive officers are generally made during the first quarter of our fiscal year.

On April 15, 2019, the Company granted Mr. Boor a non-qualified option to purchase 10,200 shares of common stock, under the terms of his employment agreement. Such shares are subject to a time-based vesting schedule such that 33% of the shares vest on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.

2020 Proxy Statement	32

Compensation Discussion and Analysis

On April 15, 2019, the Company granted Mr. Urness a non-qualified option to purchase 16,050 shares of common stock, under the terms of his employment agreement. 5,500 of the 16,050 shares was a restorative grant of options previously forfeited when Mr. Urness stepped down as CFO. Such shares are subject to a time-based vesting schedule such that 33% of the shares vest on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.

On June 21, 2019, Messrs. Boor, Urness, and Dragash were granted the equity awards set forth in the following table under the Cavco Industries, Inc. 2005 Stock Incentive Plan. The awards made to Messrs. Boor, Urness, and Dragash are consistent with the terms of their employment agreements.

Name	Options (#)	Restricted Stock Units (#)	Performance RSU (#) at Target
William C. Boor	23,300	—	4,300
Daniel L. Urness	20,300	—	1,400
Mickey R. Dragash	2,300	—	750

On July 9, 2019, the Company granted Mr. Lott 500 RSUs subject to a time-based vesting schedule such that 33% of the shares vest on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date. Mr. Keener did not receive an equity grant in fiscal 2020.

Perquisites and Other Compensation

Cavco does not offer significant perquisites to its NEOs. The NEOs may participate in the Company’s 401(k) plan and other health and welfare programs that are available to all other full-time employees.

Employment Agreements in Effect for 2020

The Company entered into Employment Agreements with Messrs. Boor, Urness and Dragash effective as of April 15, 2019. Following is a description of the key provisions of these Employment Agreements. During fiscal 2020, the Company did not have written or oral employment, severance or change in control agreements with Messrs. Keener or Lott.

William C. Boor’s Employment Agreement

Mr. Boor’s employment agreement provides for: (a) a base annual salary of $825,000 per year, subject to periodic review and adjustment by the Compensation Committee; (b) an annual award of time-based stock options, pursuant to the Company's 2005 Stock Incentive Plan, that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date; (c) an annual award of performance based restricted shares, with each award providing for: (i) a three-year performance period with targets set by the Compensation Committee of the Board; (ii) performance-based vesting at a level of 50% for "threshold" performance, 100% for "target" performance, and 200% for "stretch" performance; (d) and an opportunity for annual cash bonus for achieving performance goals established by the Compensation Committee of "threshold," "target," or "stretch", which will result in a cash bonus equal to 50%, 100%, or 200% of the target amount, respectively. The stock option award pursuant to the employment agreement for fiscal year 2020 has an award value of approximately $700,000. The annual performance-based restricted share award for fiscal year end 2020 will have an award value of approximately $700,000. The annual cash bonus target for fiscal 2020 was $825,000. In addition, Mr. Boor received a one-time acceptance bonus equal to: (a) $412,500 paid in one lump sum less applicable withholdings; and (b) a grant, effective April 15, 2019, of non-qualified stock options having an award value of approximately $412,500. This stock option award will vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on the third anniversary of the grant date.

The employment agreement for Mr. Boor also includes provisions for certain payments to be made upon his termination under certain circumstances, including during the twelve month period following a change

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Compensation Discussion and Analysis

of control event. If Mr. Boor is terminated without cause, or if he terminates the agreement for good reason, he will receive: (a) a severance payment equal to his then current base salary, plus the average bonuses paid to him over the previous three (3) calendar years multiplied by (i) two (2) if termination occurs prior to the second anniversary of employment, (ii) one point five (1.5) if termination occurs prior to the sixth anniversary of employment, or (iii) one (1) if termination occurs after the sixth anniversary of employment; (b) accelerated vesting of his options awarded under the employment agreement; provided, however, that if termination occurred prior to two (2) years after the effective date of his employment agreement, 100% of such options shall vest and if termination occurred more than two (2) years after the effective date of his employment agreement, but prior to six (6) years after the effective date of his employment agreement, 50% of such options shall vest; (c) prorated performance-based share awards based on actual performance; and (d) COBRA coverage for up to twelve (12) months following termination. In the event Mr. Boor is terminated due to death or disability, all of his unvested stock options awarded to him under his employment agreement would vest immediately and his performance based share awards would be prorated based on actual performance. Should Mr. Boor be terminated without cause during the twelve month period following a change in control event, he will receive: (a) a severance payment equal to the sum of: (i) three (3) times his then current base salary plus (ii) three (3) times the average bonuses paid to him over the previous three (3) calendar years; (b) all of his unvested stock options awarded to him under his employment agreement would vest immediately; (c) his performance-based share awards would vest as if he reached a "target" level of performance; and (d) COBRA coverage for up to twelve (12) months following termination. The employment agreement also includes customary provisions regarding confidentiality of information, non-disparagement, non-competition, and non-solicitation.

Daniel L. Urness’ Employment Agreement

Mr. Urness’ employment agreement provides for: (a) a base annual salary of $425,000 per year, subject to periodic review and adjustment by the Compensation Committee; (b) an annual award of time-based stock options, pursuant to the Company's 2005 Stock Incentive Plan, that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date; (c) an annual award of performance-based restricted shares, with each award providing for: (i) a three-year performance period with targets established by the Compensation Committee of the Board; (ii) performance-based vesting at a level of 60% for "threshold" performance, 100% for "target" performance, and 150% for "stretch" performance; (d) and an opportunity for annual cash bonus for achieving performance goals established by the Compensation Committee of "threshold," "target," or "stretch" that will result in a cash bonus equal to 60%, 75%, or 150% of the target amount, respectively. The stock option award for fiscal year end 2020 will have an award value of approximately $225,000. The annual performance based restricted share award for 2020 will have an award value of approximately $225,000. The annual cash bonus target for fiscal year end 2020 was $318,750. The employment agreement provides for the following one time incentives: (a) reimbursement of legal fees up to $10,000 for reviewing the employment agreement; (b) a lump sum payment of $149,342 reflecting the pay differential between the base salary he received while serving as President and Acting Chief Executive Officer and an amount determined to fairly compensate Mr. Urness for his services during that period; (c) a discretionary cash bonus of $259,726, and (d) an award of time based stock options having an award value of $432,876, pursuant to the 2005 Stock Incentive Plan, that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date.

The employment agreement for Mr. Urness also includes provisions for certain payments to be made upon his termination under certain circumstances, including during the twelve month period following a change of control event. If Mr. Urness is terminated without cause or if he terminates the agreement for good reason, he will receive: (a) a severance payment equal to his then current base salary, plus the average bonuses paid to him over the previous three (3) calendar years; (b) accelerated vesting of his options awarded under the employment agreement; provided, however, that if termination occurs on or after the first anniversary of the effective date of his employment agreement, but prior to six (6) years after the effective date of his employment agreement, 50% of such options shall vest; (c) prorated performance-based share awards based on actual performance; and (d) COBRA coverage for up to twelve (12) months following termination. In the event Mr. Urness is terminated due to death or disability, all of his unvested stock options awarded to him under his employment agreement would vest immediately and his performance-based share awards would be prorated based on actual performance. In the event Mr. Urness

2020 Proxy Statement	34

Compensation Discussion and Analysis

is terminated without cause during the twelve month period following a change in control event, he will receive: (a) a severance payment equal to the sum of: (i) 150% his then current base salary plus (ii) 150% of the average bonuses paid to him over the previous three (3) calendar years; (b) all of his unvested stock options awarded to him under his employment agreement would vest immediately; (c) his performance-based share awards would vest as if he reached a "target" level of performance; and (d) COBRA coverage for up to twelve (12) months following termination. The employment agreement also includes customary provisions regarding confidentiality of information, non-disparagement, non-competition, and non-solicitation.

Mickey R. Dragash’s Employment Agreement

Mr. Dragash’s employment agreement provides for: (a) a base annual salary of $325,000 per year, subject to periodic review and adjustment by the Compensation Committee; (b) an annual award of time-based stock options, pursuant to the Company's 2005 Stock Incentive Plan, equal to 37.5% of his base salary that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date; (c) an annual award of performance-based restricted shares having an award value equal to approximately 37.5% of his base salary, with each award providing for: (i) a three-year performance period with performance targets established by the Compensation Committee; (ii) performance-based vesting at a level of 60% for "threshold" performance, 100% for "target" performance, and 120% for "stretch" performance; and (d) an opportunity for annual cash bonus for achieving performance goals established by the Compensation Committee of "threshold," "target," or "stretch", which will result in a cash bonus equal to 60%, 100%, or 120% of the target amount, respectively.

The employment agreement for Mr. Dragash also includes provisions for certain payments to be made upon his termination under certain circumstances, including during the twelve month period following a change of control. If Mr. Dragash is terminated without cause or if he terminates the agreement for good reason, he will receive: (a) a severance payment equal to his then current base salary, plus the average bonuses paid to him over the previous three (3) calendar years; (b) accelerated vesting of his options awarded under the Employment Agreement; provided, however, that if termination occurs on or after the first anniversary of the effective date of his Employment Agreement, but prior to six (6) years after the effective date of his Employment Agreement, 50% of such options shall vest; (c) prorated performance-based share awards based on actual performance; and (d) COBRA coverage for up to twelve (12) months following termination. In the event Mr. Dragash is terminated due to death or disability, all of his unvested stock options awarded to him under his Employment Agreement would vest immediately and his performance-based share awards would be prorated based on actual performance. In the event Mr. Dragash is terminated without cause during the twelve month period following a change in control event, Mr. Dragash will receive: (a) a severance payment equal to the sum of: (i) 150% his then current base salary plus (ii) 150% of the average bonuses paid to him over the previous three (3) calendar years; (b) all of his unvested stock options awarded to him under his Employment Agreement would vest immediately; (c) his performance-based share awards would vest as if he reached a "target" level of performance; and (d) COBRA coverage for up to twelve (12) months following termination. The Employment Agreement also includes customary provisions regarding confidentiality of information, non-disparagement, non-competition, and non-solicitation.

CEO Pay Ratio Disclosure

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, which is a reasonable estimate calculated in a manner consistent with the requirements of Item 402(c)(2)(x) of Regulation S-K and is based on our payroll and employment records and the methodology described below. In calculating this ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industry, business models and

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Compensation Discussion and Analysis

scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.

In 2018 we identified our median employee by preparing a listing of all 4,478 individuals (excluding our CEO) who were employed by us on December 31, 2017, and examining the 2017 total compensation paid to each such individual as reflected in our payroll records as reported to the Internal Revenue Services on Form W-2 for 2017. We included all employees (other than our CEO), whether employed on a full-time or part-time basis. We annualized the compensation for any permanent employees that were not employed by us for all of 2017. From that listing, we identified a small sample of 22 employees, consisting of the median employee and 21 other employees whose gross pay was very close to the median employee’s gross pay (“Median Group”). We then calculated annual total compensation for such employees using the same methodology we use to calculate NEO compensation for the summary compensation table, taking into account employer-paid costs for health benefits, and selected the median employee from this median group.

Because the median employee selected and used in our 2018 and 2019 pay ratio calculations was no longer employed by the Company as of December 31, 2019, for 2020 we selected a substitute median employee from the Median Group that remained employed as of December 31, 2019. The Company believes that there have been no changes to our employee population or employee compensation arrangements that would significantly impact the CEO pay ratio disclosure.

During fiscal 2020, Daniel Urness, our current Executive Vice President, CFO and Treasurer, served as President and Acting CEO during the period April 1, 2019 to April 14, 2019. William Boor, our current President and CEO was appointed to this position effective April 15, 2019. Consistent with the requirements of Regulation S-K, Item 402(u), we have elected for fiscal 2020 to annualize the annual salary of Mr. Boor because he was appointed as President and CEO so early in the year and served in this position for 50 weeks of fiscal 2020.

Based upon the estimates, assumptions, and methodology described above, the fiscal 2020 annualized annual total compensation of our CEO was $4,440,608, the fiscal 2020 annual total compensation of our substitute median employee was $50,766, and the ratio of these amounts is 87:1.

Compensation Policies and Practices as they relate to Risk Management

The Compensation Committee has reviewed the Company’s compensation policies and practices for its employees as they relate to risk management and has determined that such policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and included in the Proxy Statement for the 2020 Annual Meeting of Shareholders. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Steven W. Moster, Chair

Susan L. Blount

Julia W. Sze

2020 Proxy Statement	36

Summary Compensation Table

The table below sets forth information concerning the compensation and benefits of the Company’s NEOs during fiscal years 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
William C. Boor	2020	793,269	425,000	702,276	1,095,393	1,359,067	33,872	4,408,877
President and CEO (4)
Daniel L. Urness,	2020	418,462	—	228,648	872,909	525,094	7,063	2,052,176
Executive Vice President,	2019	360,828	—	—	145,300	461,484	12,071	979,683
CFO and Treasurer(5)	2018	245,000	—	—	151,760	537,276	576	934,612
Larry H. Keener	2020	240,000	—	—	—	858,161	15,332	1,113,493
President,	2019	240,000	—	—	—	651,271	1,316	892,587
Palm Harbor Villages (6)
Mickey R. Dragash	2020	325,000	—	122,490	119,577	334,955	8,545	910,567
Executive Vice President, General Counsel, Chief
Compliance Officer and Secretary (7)
Charles E. Lott,	2020	250,000	81,000	76,970	—	446,860	1,243	856,073
President, Fleetwood	2019	235,000	75,000	—	—	561,338	1,243	872,581
Homes, Inc.	2018	235,000	—	—	—	573,042	1,576	809,618

(1)

Amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718. We describe the assumptions made in this valuation in Note 17 to the Consolidated Financial Statements in the 2020 Form 10-K.

(2)

Amounts in this column represent the aggregate grant date fair value of restricted stock awards based on the closing price of the Company’s common stock on the date of grant. For Messrs. Boor, Urness and Dragash, the amounts in these columns represent the grant date fair value assuming performance is achieved at the target level. The grant date fair value of the restricted stock awards assuming achievement of the maximum level of performance for Messrs. Boor, Urness and Dragash is $1,404,552, $342,972 and $146,988, respectively.

(3)

For the year ended March 28, 2020, the “All Other Compensation” column includes: (i) Mr. Boor, life insurance premium of $365, legal expenses of $7,983 for reviewing his employment agreement and $25,524 for reimbursement of relocation expenses pursuant to his employment agreement; (ii) Mr. Urness, life insurance premium of $486, 401(K) match of $1,000 and legal expenses of $5,577 for reviewing his employment agreement; (iii) Mr. Keener, life insurance premium of $486, 401(K) match of $1,000 and payment of $13,846 for accrued time off paid upon retirement; (iv) Mr. Dragash, life insurance premium of $486, 401(K) match of $1,000 and legal expenses of $7,059 for reviewing his employment agreement; and (v) Mr. Lott, life insurance premium of $243 and 401(K) match of $1,000.

(4)	Mr. Boor was named President and CEO, effective on April 15, 2019.
(5)	Mr. Urness was President and Acting CEO during fiscal 2020 the period March 31, 2019 to April 14, 2019.
(6)	Mr. Keener was not an Executive Officer in fiscal 2018.
(7)	Mr. Dragash joined the Company on February 6, 2019.

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Grants of Plan-Based Awards

The following table sets forth certain information with respect to the non-equity incentive plan compensation, options and restricted stock awards granted during the fiscal year ended March 28, 2020 to NEOs listed in the Summary Compensation Table.

	Grant	Estimated future payouts under non-equity incentive plan awards ($) (1)			Estimated future payouts under equity incentive plan awards (Number of Shares of Stock or Units) (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Options (#)	($/Sh)	($) (4)
William C. Boor	April 15, 2019	—	—	—	—	—	—	—	10,200	125.69	414,324
	June 21, 2019	412,500	825,000	1,650,000	2,150	4,300	8,600	—	13,100	158.36	1,383,345
Daniel L. Urness	April 15, 2019	—	—	—	—	—	—	—	16,050	125.69	651,951
	June 21, 2019	255,000	318,750	637,500	850	1,400	2,100	—	4,250	158.36	449,606
Larry H. Keener	January 28, 2020	—	—	—	—	—	—	—	—	—	792,900
Mickey R. Dragash	June 21, 2019	195,000	325,000	390,000	450	750	900	—	2,300	158.36	242,067
Charles E. Lott	June 21, 2019	—	(5)	—	—	—	—	—	—	—	—
	July 9, 2019	—	—	—	—	—	—	500 (3)	—	—	76,970

(1)	For full discussion of non-equity incentive awards, see “Annual Short-Term Incentive Cash Compensation” section above.
(2)

For Messrs. Boor, Urness and Dragash, amounts in this column represent stock awards that vest in three years, subject to performance conditions, at the target amount. For Mr. Lott, stock units vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date.

(3)	These options vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date.
(4)

For options, amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718. For stock unit awards, amounts in this column represent value of stock price at the date of grant times shares granted. For Mr. Keener, the amount in this column represents the incremental value of the immediate vesting of all of Mr. Keener’s outstanding stock options upon his Retirement Date (March 28, 2020), as well as an extension of one year from his Retirement Date to exercise all vested stock options, as approved by the Compensation Committee of the Board of Directors.

(5)	Mr. Lott will receive 0.5% of pre-tax income for those plants he oversees with a potential $100,000 discretionary cash bonus.

2020 Proxy Statement	38

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all outstanding equity awards previously awarded to the NEOs at the fiscal year ended March 28, 2020.

	OPTION AWARDS				STOCK AWARDS
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (7)	Market Value of Shares of Stock That Have Not Vested ($) (8)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (9)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (8)
William C. Boor
7/9/2014	4,000	—	83.10	7/9/2021(1)
7/9/2015	4,000	—	75.90	7/9/2022(1)
7/9/2016	4,000	—	96.82	7/9/2023(1)
7/9/2017	2,000	2,000	130.10	7/9/2024(2)
7/9/2018	1,000	3,000	217.60	7/9/2025(2)
4/15/2019	—	10,200	125.69	4/15/2026(3)
6/21/2019	—	13,100	158.36	6/21/2026(3)			4,300	638,421
Daniel L. Urness
7/11/2013	5,200	—	52.96	7/11/2020(4)
7/22/2014	4,000	—	79.26	7/22/2021(4)
7/9/2015	4,500	—	75.90	7/9/2022(4)
7/13/2016	2,700	900	99.96	7/13/2023(4)
7/18/2017	350	3,150	129.55	7/18/2024(5)
7/18/2018	—	2,000	217.15	7/10/2025(5)
4/15/2019	—	16,050	125.69	4/15/2026(3)
6/21/2019	—	4,250	158.36	6/21/2026(3)			1,400	207,858
Larry H. Keener
3/28/2014	7,500	—	99.96	3/28/2021(6)
Mickey R. Dragash
2/6/2019	330	670	131.46	2/6/2026(3)
6/21/2019	—	2,300	158.36	6/21/2026(3)			750	111,353
Charles E. Lott
7/9/2019					500	74,235

(1)	These options vest 50% on grant date and 50% on the first anniversary of the grant date.
(2)	These options vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.
(3)	These options vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date.
(4)	These options vest 25% on the first anniversary of the grant date and 25% on each anniversary thereafter until fully vested.
(5)	These options vest 10% on the second anniversary of the grant date and 30% on each anniversary thereafter until fully vested.

39	www.cavco.com

(6)

Mr. Keener retired effective March 28, 2020. The Company’s Compensation Committee recommended, and Board of Directors approved, the immediate vesting of all of Mr. Keener’s outstanding stock options upon the Retirement Date as well as an extension of one (1) year from his Retirement Date to exercise all vested stock options.

(7)	Stock units vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date.
(8)	Market value amounts represent the product of the closing price of our common stock on March 28, 2020 of $148.47 per share, multiplied by the number of unvested shares.
(9)	These stock awards vest in three years, subject to performance conditions. Stock awards are shown in the table above at the target amount.

2020 Proxy Statement	40

Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by the executive officers named above during the fiscal year ended March 28, 2020.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Daniel L. Urness	5,700	$600,096
Larry H. Keener	9,625	$1,419,983

(1)	The value realized for the option awards is the difference between the market price of the underlying security at exercise and the exercise or base price of the option.

Potential Payments upon Termination or Change of Control

The following table describes and quantifies the potential payments that we would provide to our NEOs in connection with termination of employment for good reason, cause, and/or change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and/or change in control occurred on March 28, 2020. The amounts that would actually be paid to our executive officers upon a termination of employment will depend on the circumstances and timing of termination or change in control.

The terms “Good Reason”, “Cause” and “Change of Control” are defined in the executives’ employment agreements. All severance payments under the employment agreements are conditioned upon the delivery and non-revocation of a customary release by the executive in favor of the Company. Each of the employment agreements include customary provisions concerning the timing, limitation and alteration of payments to comply with Section 409A of the Internal Revenue Code.

Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of each executive’s benefits assumes that the termination occurred on March 28, 2020, and with a closing stock price of $148.47 per share on the last business day of 2020. The value of the acceleration of stock vestings was computed based on the closing price of our stock on the last day of 2020 for each equity award affected. Total termination benefits represent payments for severance, noncompete and non-disclosure covenants. The potential values set forth below do not include the value of COBRA premiums for medical and dental benefits.

Executive Officer	Voluntary Termination by Executive Without Good Reason	Voluntary Termination by Executive With Good Reason	Termination by Company Without Cause	Termination by Company With Cause	Death or Disability	Change in Control
William C. Boor	$31,731	$3,930,513	$3,930,513	$31,731	$630,513	$5,793,320
Daniel L. Urness	$16,346	$1,264,622	$1,264,622	$16,346	$520,872	$1,705,783
Mickey R. Dragash	$12,500	$761,272	$761,272	$12,500	$111,272	$1,110,890

Anti-Hedging Policy

Because we believe it is improper and inappropriate for the Company’s directors, officers or employees to engage in short-term or speculative transactions involving Company stock, our Securities Trading Policy prohibits directors, officers, and employees from engaging in hedging transactions with respect to the Company’s securities where the director, officer or employee locks in a value for the Company security in exchange for protecting against upside or downside price movement. Hedging transactions where a director, officer or employee gives up full risks and rewards of security ownership, include, but are not limited to, selling short and transacting in derivative securities.

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Additional Prohibited Transactions

The Company also prohibits the following activities with respect to securities of the Company:

•

Short Sales. No director, officer or employee shall engage in “short” selling of the Company’s securities. Short selling is the sale of a security that is not owned by the seller or which is consummated by the delivery of a security borrowed by or for the account of the seller.

•

Buying or Selling “Derivative Securities”. No director, officer or employee shall buy or sell puts (i.e., options to sell), calls (i.e., options to purchase), future contracts or other forms of derivative securities relating to the Company’s securities. For these purposes, a security will be considered a derivative of another security if its value is derived from the value of the other security.

•	Pledging. No director, officer or employee shall hold Company securities in a margin account or pledge Company securities as collateral for a loan.

2020 Proxy Statement	42

AUDIT FEES

The following table represents the aggregate fees billed to Cavco for professional services provided by RSM in the last two fiscal years.

	Fiscal 2020	Fiscal 2019
Audit Fees	$1,407,935	$1,581,020
Tax Fees	360,236	286,853
All Other Fees	12,701	-
Total	$1,780,872	$1,867,873

The Audit Committee has adopted policies and procedures pre-approving all audit and permissible non-audit services performed by RSM. These policies and procedures require that the Company does not engage RSM to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to pre-approval. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules and, if permissible, the potential effect of such services on the independence of RSM. The Audit Committee may also authorize any member to approve any audit or non-audit related services that RSM may provide. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee. All of the audit fees, tax fees and all other fees resulting from services provided by RSM as set forth in the table above were pre-approved by the Audit Committee in accordance with the foregoing procedures.

As used in the above table:

•

“Audit Fees” are the aggregate fees billed for each of the last two (2) fiscal years for professional services rendered by the principal accountant for the audit of Consolidated Financial Statements included in the Company’s Form 10-K, internal controls and review of Consolidated Financial Statements included in the Company’s Form 10-Q quarterly reports or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

•	“Tax Fees” are the aggregate fees billed for each of the last two (2) fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.
•	“All Other Fees” are for all other services not captured in the audit or tax categories and were for time spent in their assistance with a routine regulatory review.

All work performed during the 2020 fiscal year audit was completed by full-time employees of RSM.

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Report of the Audit Committee

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board in fulfilling its responsibility for oversight of: (i) the quality and integrity of Cavco’s accounting, auditing and financial reporting practices and processes; (ii) the financial information to be provided to the shareholders of Cavco; (iii) the systems of disclosure controls and procedures and internal control over financial reporting established by management, the Committee and the Board; (iv) compliance with the Company’s Code of Conduct; (v) the independent auditors’ qualifications and independence; (vi) the performance of the Company’s independent auditors; and (vii) the internal audit process.

Management is responsible for the Company’s financial reporting process including the system of internal controls along with the preparation of financial statements in accordance with generally accepted accounting principles. The independent auditors are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor these processes.

In discharging its duties, the Audit Committee has: (i) reviewed and discussed with management the Company’s audited Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2020; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; (iii) received and reviewed the written disclosures along with the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer’s and the Chief Financial Officer’s financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Consolidated Financial Statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2020.

Audit Committee

Richard A. Kerley, Chair

David A. Greenblatt

Julia W. Sze

2020 Proxy Statement	44

PROPOSAL NO. 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed RSM as the Company’s independent registered public accounting firm for fiscal year 2021.

If the shareholders do not ratify the appointment, the Audit Committee will reconsider the retention of RSM but may still engage RSM. Even if the appointment is ratified, the Audit Committee in its sole discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of Cavco and its shareholders.

We have been advised that a representative of RSM will attend the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

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General

General

Delinquent Section 16(a) Reports

Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. Based solely on our review of such forms filed electronically with the SEC, or representations that no forms were required, we believe that during fiscal 2020 all of our executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act, except that the Form 4 filings for William C. Boor, Daniel L. Urness and Mickey R. Dragash made on June 25, 2019 (each reporting two transactions); Steve K. Like made on June 27, 2019 (reporting two transactions); and Gavin Ryan and Lyle Zeller made on July 18, 2019 (each reporting one transaction) were late as a result of administrative oversight. The five late Form 4 filings reported awards of equity compensation that did not involve market transactions.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

Cavco has established policies and other procedures regarding approval of transactions between Cavco and any employee, officer, Director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing but are evidenced by long standing principles set forth in our Code of Conduct and adhered to by our Board. As set forth in the Audit Committee Charter and to the extent required under applicable federal securities laws and related rules and regulations, and/or the Nasdaq Rules, related party transactions are to be reviewed and approved, if appropriate, by the Audit Committee. Generally speaking, the Company enters into such transactions only on terms that the Company believes are at least as favorable to the Company as those that it could obtain from an unrelated third party.

There were no related person transactions since the beginning of fiscal year 2020.

Code of Conduct

The Company has a Code of Conduct that applies to Directors and all employees, including the Company’s executive officers. The Company’s Code of Conduct is designed to deter wrong-doing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that Cavco files with, or submits to, the SEC and in other public communications made by Cavco;
•	compliance with applicable governmental laws, rules and regulations;
•	the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the code of conduct; and
•	accountability for adherence to the Code of Conduct.

Cavco has posted the text of its Code of Conduct on its Internet website at https://investor.cavco.com/general-documents. The Company’s Code of Conduct will remain accessible on its Internet website. However, if Cavco ever desires to remove its Code of Conduct from its Internet website, then, prior to such removal, Cavco will either file its Code of Conduct as an exhibit to its Annual Report on Form 10-K filed with the SEC or will undertake to provide a copy of the Code of Conduct to any person without charge.

2020 Proxy Statement	46

Form 10-K

Shareholders entitled to vote at the annual meeting may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2020, including the Consolidated Financial Statements, required to be filed with the SEC, without charge, upon written or oral request to Cavco Industries, Inc., Attention: Mickey R. Dragash, General Counsel and Corporate Secretary, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012, (602) 256-6263.

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement for the 2021 Annual Meeting of Shareholders, shareholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at the Company’s principal executive offices, addressed to the attention of the Secretary, no later than the close of business on February 15, 2021.

The Company’s Bylaws further provide that a shareholder proposal relating to the nomination of a person for election as a director at the 2021 Annual Meeting of Shareholders or a shareholder proposal that is not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at the 2021 Annual Meeting of Shareholders, must be submitted in writing and received at the Company’s principal executive offices, addressed to the attention of the Secretary, no earlier than March 30, 2021 and no later than April 29, 2021. However, if the 2021 Annual Meeting of Shareholders is convened more than 30 days prior to or delayed by more than 70 days after the one-year anniversary of the 2020 Annual Meeting of Shareholders, such notice must be so received no earlier than the close of business on the 120th day prior to the date of the 2021 Annual Meeting of Shareholders and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Please refer to the Company’s Bylaws for additional information and requirements regarding shareholder proposals and director nominations. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Company’s Bylaws’ and the SEC’s requirements for submitting a proposal or nomination, as applicable. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

Cavco Website

In this proxy statement, the Company states that certain information and documents are available on the Cavco website. These references are merely intended to suggest where additional information may be obtained by our shareholders, and the materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this proxy statement.

Communicating with the Cavco Board

A shareholder or member of the public may communicate directly with any member of the Company’s Board by sending communication to Cavco Industries, Inc., 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012, to the attention of the Director or Directors. The Company will forward these communications as appropriate. Communications addressed to the attention of “The Board of Directors” are forwarded to the Chairman of our Audit Committee for review and further handling.

By Order of the Board of Directors

Mickey R. Dragash

Executive Vice President, General Counsel,

Corporate Secretary & Chief Compliance Officer

47	www.cavco.com

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 07/27/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 07/27/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CAVCO INDUSTRIES, INC. 3636 NORTH CENTRAL AVE SUITE 1200 PHOENIX, AZ 85012 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01) Susan L. Blount 02) William C. Boor The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. 3. Ratification of the appointment of RSM US LLP as the independent registered public accounting firm for fiscal 2021. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000470993_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com CAVCO INDUSTRIES, INC. Annual Meeting of Shareholders July 28, 2020 9:00 AM, MST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) William C. Boor and Mickey R. Dragash, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CAVCO INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, MST on 7/28/ 2020, at Cavco Industries Inc. 3636 N. Central Ave. Phoenix, AZ 85012, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000470993_2 R1.0.1.18